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                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           THE MED-DESIGN CORPORATION

         THE MED-DESIGN CORPORATION, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, HEREBY CERTIFIES AS FOLLOWS:

         THE NAME OF THE CORPORATION IS THE MED-DESIGN CORPORATION. THE ORIGINAL CERTIFICATE OF INCORPORATION OF THE CORPORATION WAS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE ON NOVEMBER 14, 1994.

         PURSUANT TO SECTION 245 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THIS RESTATED CERTIFICATE OF INCORPORATION ONLY RESTATES AND INTEGRATES THE PROVISIONS OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AND DOES NOT FURTHER AMEND THE PROVISIONS OF THE CORPORATION'S CERTIFICATE OF INCORPORATION AS HERETOFORE AMENDED OR SUPPLEMENTED. THERE IS NO DISCREPANCY BETWEEN THE PROVISIONS OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS HERETOFORE AMENDED OR SUPPLEMENTED AND THE PROVISIONS OF THIS RESTATED CERTIFICATE OF INCORPORATION.

         THE TEXT OF THE CERTIFICATE OF INCORPORATION IS HEREBY RESTATED IN ITS ENTIRETY TO READ AS FOLLOWS:

1. The name of the corporation (hereinafter the "Corporation") is The Med-Design Corporation.

2. The address of its registered office is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company.

3. The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue shall be Thirty Four Million Seven Hundred Thousand (34,700,000) to be divided into two classes designated "Common Stock" and "Preferred Stock." The Corporation shall be authorized to issue (a) Thirty Million (30,000,000) shares of Common Stock, par value $0.01 per share and (b) Four Million Seven Hundred Thousand (4,700,000) shares of Preferred Stock, par value $0.01 per share.

                  The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such class or series, including dividend rights,



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         dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price, the liquidation preferences of such class or series or other special rights as designated by the Board of Directors in the resolution providing for the issuance of such class or series and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any class or series, to increase or decrease (but not below the number of shares of such class or series then outstanding), the number of shares of any such class or series subsequent to the issue of shares of that class or series. Shares of Preferred Stock of any one class or series shall be identical in all respects.

5. The corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

7. Meetings of stockholders may be held within or without the State of Delaware as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

8. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

10. The term of each director shall be from the effective date of such director's election until the next annual meeting of stockholders and upon the election and qualification of such director's successor, subject to such director's earlier death, resignation or removal.

         The term of each director who is serving as a director on June 2, 2005 shall expire at the next annual meeting of stockholders after such date and upon the election and qualification of such director's successor, subject, however, to such director's earlier death, resignation or removal, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders.

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         IN WITNESS WHEREOF, the Corporation has caused this Restated
Certificate of Incorporation to be signed and acknowledged this 2nd day of June, 2005 in its name by its duly authorized officer.



                                      THE MED-DESIGN CORPORATION


                                      By: /s/ Joseph N. Bongiovanni, III
                                          ------------------------------------
                                          Name:  Joseph N. Bongiovanni, III
                                          Title: Vice President and Secretary